Exhibit 10.8

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.]

PRIVILEGED AND CONFIDENTIAL

DEVELOPMENT, EVALUATION AND LICENSE AGREEMENT

between

PFENEX INC.

and

ARCELLX, INC.

Dated as of December 24, 2018

TABLE OF CONTENTS

BACKGROUND			1

1.	Definitions		1

2.	Development Programs		8

	2.1	Development Plans	8
	2.2	Conduct	9
	2.3	Termination	10
	2.4	Alliance Managers	11
	2.5	Joint Development Committee	11
	2.6	Recordkeeping	12
	2.7	Regulatory Communications	12

3.	Delivery; Restrictions		12

	3.1	Delivery	12
	3.2	Evaluation	12
	3.3	No Sale	13
	3.4	Limitations on Access and Transfer	13
	3.5	Modifications and Derivations	13
	3.6	Care in Use of the Deliverables	13
	3.7	Acknowledgement	13

4.	Evaluation Licenses		14

	4.1	License	14
	4.2	Sublicenses	14
	4.3	Subcontractors	14

5.	Commercial Licenses		14

	5.1	Commercial Option	14
	5.2	Commercial License	15
	5.3	Exclusivity of Manufacturing Strain and Related IP	16
	5.4	Technology Transfer	16

6.	Fees, Royalties and Other Payments		16

	6.1	Development Fees	16
	6.2	Commercial Fees and Royalties	17
	6.3	Methods of Payment	17
	6.4	Currency Conversion	18
	6.5	Acknowledgement	18
	6.6	Records	18

7.	Inventions and Patents		19

	7.1	Ownership of Program Inventions and Technology	19
	7.2	Improvements	19
	7.3	Assignment	19
	7.4	Retention of Rights	19

-ii-

	7.5	Prosecution and Maintenance	19
	7.6	Cooperation	20
	7.7	Disclosure	20

8.	Compliance		20

	8.1	General	20
	8.2	Export Controls	20

9.	Confidentiality		21

	9.1	General	21
	9.2	Exceptions	21
	9.3	Authorized Disclosure	21
	9.4	Publication	22
	9.5	Confidential Terms	23

10.	Term and Termination		23

	10.1	Term	23
	10.2	Termination of Commercial Licenses by Arcellx	23
	10.3	Termination for Cause	23
	10.4	Termination for Patent Challenge	24
	10.5	Effects of Expiration or Termination of the Agreement	24
	10.6	Effects of Termination of a Commercial License	25
	10.7	Accrued Obligations	25
	10.8	Survival of Certain Obligations	25
	10.9	Bankruptcy	25

11.	Representations, Warranties and Covenants		26

	11.1	Mutual Representations, Warranties and Covenants	26
	11.2	Additional Representations and Warranties of Pfenex	26
	11.3	Additional Covenants of Pfenex	27
	11.4	DISCLAIMER	27

12.	Indemnity		28

	12.1	General	28
	12.2	By Arcellx	28
	12.3	By Pfenex	28
	12.4	Procedure	28

13.	Assignment		29

14.	Insurance		29

15.	Dispute Resolution		29

	15.1	Initial Escalation	29
	15.2	Dispute Resolution	30
	15.3	Provisional Relief	30

16.	Force Majeure / Delays		30

17.	Relationship of the Parties		30

-iii-

18.	Notices	31

19.	Governing Law	31

20.	Severability	31

21.	Waiver and Non-Exclusion of Remedies	31

22.	Equitable Relief	32

23.	Changes and Modification	32

24.	LIMITATION OF LIABILITY	32

25.	No Benefit to Third Parties	32

26.	Construction	32

27.	Counterparts	33

28.	Entire Agreement	33

29.	Further Assurances	33

Exhibits

[***]

-iv-

DEVELOPMENT, EVALUATION AND LICENSE AGREEMENT

This DEVELOPMENT, EVALUATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of December 24, 2018 (the “Effective Date”) by and between Pfenex Inc., a Delaware corporation, with its principal place of business at 10790 Roselle Street, San Diego, CA 92121 (“Pfenex”), and Arcellx, Inc., a Delaware corporation, with its principal place of business at 20271 Goldenrod Lane, Suite 2099, Germantown, MD 20876 (“Arcellx”). Pfenex and Arcellx are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.    Pfenex has technology to express difficult-to-produce proteins and other biologic products using its proprietary Pseudomonas fluorescens expression platform (the “Pfenex System”);

B.    Arcellx desires Pfenex to use the Pfenex Technology to develop Manufacturing Strains (as defined below) and production processes for the production of Arcellx’s proprietary sparX Proteins for its evaluation; and

C.    Upon completion of such evaluation and payment of certain fees, as described herein below, Arcellx will have the rights and licenses to incorporate the applicable sparX Proteins in Protein Products (as defined below), all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.    Definitions.

1.1    “Accounting Standards” means, with respect to a Party or its Affiliates or its or their sublicensees, generally accepted accounting principles, consistently applied by such Party, its Affiliate or its or their sublicensee.

1.2    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is directly or indirectly controlled by, or is under direct or indirect common control with, such first Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stock of such Person, or by contract or otherwise. For clarity, a Person shall be deemed an Affiliate only for so long as this definition is satisfied with respect to such Person.

1.3    “Alliance Manager” has the meaning set forth in Section 2.4.

1.4    “Annual Maintenance Fee” has the meaning set forth in the Collaboration Memorandum.

1.5    “Applicable Law” means any applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any governmental authority or regulatory authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any governmental authority or regulatory authority having proper jurisdiction over the matter.

1.6    “ARC-T Cell” means an antigen-receptor complex T cell designed to assist in, or useful for, the administration of a Protein Product.

1.7    “Arcellx Indemnitee” has the meaning set forth in Section 12.1.

1.8    “Arcellx Inventions” has the meaning set forth in Section 7.1.

1.9    “Arcellx Materials” means, with respect to a particular Development Program those materials identified in the applicable Development Plan to be provided or otherwise provided by Arcellx to Pfenex in connection with Pfenex’s performance of such Development Program.

1.10    “Claims” has the meaning set forth in Section 12.1.

1.11    “CMO” has the meaning set forth in Section 5.2.2.

1.12    “Collaboration Memorandum” means that certain memorandum referencing this Agreement and agreed by Pfenex and Arcellx coincident with the Parties entering into this Agreement, which memorandum incorporates (a) the Development Plan for each Named sparX Protein as of the Effective Date and (b) certain economic terms associated with this Agreement.

1.13    “Combination Product” means a Protein Product that is comprised of or contains [***].

1.14    “Commercial License” has the meaning set forth in Section 5.2.1.

1.15    “Commercial Option” has the meaning set forth in Section 5.1.

1.16    “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources normally applied by such Party to its other activities of similar nature taking into consideration all relevant factors. Without limiting the foregoing, Commercially Reasonable Efforts shall require the applicable Party to: (a) promptly assign responsibilities for activities for which it is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities, (b) set and consistently seek to achieve meaningful objectives for carrying out such activities, and (c) consistently make and implement decisions and allocate the full complement of resources necessary or appropriate to advance progress with respect to and complete such objectives in an expeditious manner. In considering a product’s commercial potential a Party shall not consider any payment required to be made by such Party hereunder.

1.17    “Confidential Information” has the meaning set forth in Section 9.1.

1.18    “Control” means, with respect to any particular Know-How, Patent, material or other intellectual property right, possession by the Party granting the applicable right or release to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver such Know-How, Patent, material or other intellectual property right to the other Party, and to grant and authorize under such Know-How, Patent, material or other intellectual property right the right or release, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any violation of the terms of any written agreement with any Third Party existing at the time such right or release first comes into effect hereunder. “Controlled” and “Controlling” have their correlative meanings. [***].

1.19    “Controlled Technology” has the meaning set forth in Section 8.2.

1.20    “Deliverable” has the meaning set forth in Section 2.1.2.

1.21    “Development Plan” has the meaning set forth in Section 2.1.1.

1.22    “Development Program” means, with respect to a particular Named sparX Protein, a program to be conducted by the Parties for the development, construction and optimization of (a) Manufacturing Strain(s) for the Expression of such Named sparX Protein (b) [***], all as to be specified in reasonable detail in the Development Plan for the particular Named sparX Protein.

1.23    “Development Term” means, with respect to a particular Development Program, the period beginning on the execution of the applicable Development Plan (which is, in the case of the Development Plan(s) included in the Collaboration Memorandum, the Effective Date) and, unless extended by decision of the JDC pursuant to Section 2.1.1, ending upon the date that is the earlier to occur of (a) the expiration of the Option Period therefor and (b) termination of such Development Program pursuant to Section 2.3.

1.24    “Dispute” has the meaning set forth in Section 15.1.

1.25    “Disputed Portion” has the meaning set forth in Section 2.3.

1.26    “Disclosing Party” has the meaning set forth in Section 9.1.

1.27    “Evaluation Activities” has the meaning set forth in Section 3.2.

1.28    “Evaluation License” has the meaning set forth in Section 4.1.

1.29    “Expression” means, with respect to a particular protein, the expression, extraction and purification of such protein, together with all bioanalytical testing, validation and processes associated therewith. “Express” and “Expressed” have their correlative meanings.

1.30    “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.31    “Field” means, with respect to a Protein Product, all prophylactic, therapeutic and diagnostic uses for any and all human conditions.

1.32    “Force Majeure” has the meaning set forth in Section 16.1.

1.33    “Indemnitee” has the meaning set forth in Section 12.4.

1.34    “Indemnitor” has the meaning set forth in Section 12.4.

1.35    “Infringement Notice” has the meaning set forth in Section 7.5.

1.36    “JDC” has the meaning set forth in Section 2.5.

1.37    “Know-How” means all confidential and non-public information, know-how and data, including trade secrets, inventions (whether patentable or not), discoveries, methods, specifications, processes, expertise, technology, other non-clinical, pre-clinical and clinical data, documentation and results (including pharmacological, toxicological, biological, chemical, physical, safety and manufacturing data and results), analytical and quality control data and results, regulatory filings and other technical information. Know-How excludes in any event any Patents.

1.38    “Liabilities” has the meaning set forth in Section 12.1.

1.39    “Licensed sparX Protein” means a Named sparX Protein that is Expressed from a Manufacturing Strain for which Arcellx has provided the applicable Option Notice within the Option Period therefor.

1.40    “Manufacturing Process” has the meaning set forth in Section 5.4.

1.41    “Manufacturing Strain” means, with respect to a Named sparX Protein, a production strain developed by Pfenex in which an Optimized Nucleic Acid Sequence is incorporated into the Pfenex System to Express such Named sparX Protein pursuant to the applicable Development Plan.

1.42    “Material Transfer and Feasibility Agreement” has the meaning set forth in Section 2.1.1.

1.43    “Named sparX Protein” means a sparX Protein that the Parties have designated for the conduct of a Development Program as set forth in a Development Plan for such sparX Protein in accordance with Section 2.1.1. The Named sparX Proteins as of the Effective Date are set forth in Exhibit 1.43.

1.44    “Net Sales” means, with respect to a particular Protein Product, [***], less deductions for the following: (a) actual bad debts related to the Protein Product or amounts invoiced for sales of a Protein Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of Arcellx; (b) normal and customary trade, quantity and cash discounts, credits, price adjustments or allowances for damaged Protein Products, and any other adjustments, allowances, fees, reimbursements, chargeback payments and rebates (or the equivalent thereof), including granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns or rejections of Protein Products, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, group purchasing organizations or buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care institutions (including hospitals) or other health care organizations, Third Party health care administrators or patient assistance or other similar programs, or to wholesalers, distributors or other trade customers, health care insurance carriers or other institutions, adjustments arising from consumer discount programs, in each case actually allowed and taken with respect to sales of the Protein Product; (c) any payment or cash rebate in respect of sales of such Protein Product to any federal, state/provincial, local and other government (including any agency or department thereof) or with respect to any government-subsidized program or managed care organization, including required chargebacks and retroactive price reductions, to the extent allowed and taken, and including government levied fees as a result of healthcare reform policies, to the extent such fees are reasonably allocated to sales of such Protein Product, including that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that Arcellx, its Affiliate or its or their sublicensee, as applicable, allocates to sales of the Protein Products in accordance with Arcellx’s, its Affiliate’s or its or their sublicensee’s standard policies and procedures consistently applied across its products, as applicable; (d) sales taxes, excise taxes or similar taxes, including tariffs, duties or other governmental charges imposed on the sale of the Protein Product to such Third Parties, including value added taxes or other governmental charges otherwise measured by the billing amount, but excluding any taxes imposed on or measured by the net income or profits of the Selling Party in each case to the extent incurred by or for the account of the Selling Party; and (e) freight, insurance, transportation and handling fees actually invoiced (to the extent that the Selling Party actually incurs the cost of freight, insurance, transportation and handling fees for the Protein Product), in each case as determined from books and records of the Selling Party maintained in accordance with Accounting Standards. For clarity, no item may be offset more than once.

Sales of the Protein Product between or among Arcellx, its Affiliates and sublicensees shall be excluded from the computation of Net Sales if such sales are not sold by such Person to Third Party customers, but Net Sales shall include the subsequent final sales to Third Party customers by Arcellx or any such Affiliates or sublicensees. Disposition of a Protein Product for, or use of the Protein Product in clinical trials or other scientific testing or as free samples shall not result in any Net Sales. Disposition of a Protein Product for, or use of the Protein Product (i) on a named patient use, compassionate use, patient assistance, or on an “Affordable Basis”, or (ii) in test marketing programs or other similar programs or studies, in each case ((i) - (ii)) shall result in Net Sales only to the extent such Protein Product is sold above the fully-allocated cost of such disposition. If a sale, transfer or other disposition of the Protein Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value, which generally will mean the Selling Party’s average sales price for the calendar quarter in the country where such sale took place.

With respect to Net Sales not denominated in U.S. dollars, Arcellx shall convert such Net Sales from the applicable foreign currency into U.S. dollars in accordance with Section 6.4.

In the event a Protein Product is a Combination Product, then the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith taking into account [***]; provided, that if the Parties cannot agree on such relative value, the Dispute shall be resolved pursuant to Section 12.5.

1.45    “Optimized Nucleic Acid Sequence” means the nucleic acid sequence developed pursuant to the Development Program that is codon optimized for expression of a particular Named sparX Protein.

1.46    “Option Notice” has the meaning set forth in Section 5.1.

1.47    “Option Period” has the meaning set forth in Section 5.1.

1.48    “Other Active Agent” has the meaning set forth in the definition of Combination Product.

1.49    “Other Inventions” has the meaning set forth in Section 7.1.

1.50    “Patent” means any of the following, whether existing now or in the future anywhere in the world: (a) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional applications.

1.51    “Permitted Modifications” has the meaning set forth in Section 3.5.

1.52    “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.53    “Pfenex Know-How” means, with respect to a Named sparX Protein or a Licensed sparX Protein, as applicable, the Know-How Controlled by Pfenex or any of its Affiliates that is [***] by Pfenex pursuant to this Agreement (other than any Manufacturing Strain) to Express such Named sparX Protein or Licensed sparX Protein using the applicable Manufacturing Strain(s). Pfenex Know-How includes any Pfenex Inventions, Other Inventions or System Improvements Controlled by Pfenex or any of its Affiliates.

1.54    “Pfenex Indemnitee” has the meaning set forth in Section 12.1.

1.55    “Pfenex Inventions” has the meaning set forth in Section 7.1.

1.56    “Pfenex Materials” has the meaning set forth in Section 2.3.3.

1.57    “Pfenex Patents” means, with respect to a Named sparX Protein or Licensed sparX Protein, as applicable, any Patent Controlled by Pfenex or any of its Affiliates that covers or claims any Pfenex Know-How for such Named sparX Protein or Licensed sparX Protein, any Licensed sparX Protein or the Expression of any Named sparX Protein or the making, having made, importing, use, sale, offering for sale or exploitation of any such Licensed sparX Protein, including any Patents necessary or useful with respect to (a) the composition of such Named sparX Protein, (b) process for Expression of such Named sparX Protein using the applicable Manufacturing Strain(s), and (c) the incorporation of such Named sparX Protein into any Protein Product. Pfenex Patents include any Patents Controlled by Pfenex or any of its Affiliates that cover or claim any Pfenex Inventions, Other Inventions or System Improvements.

1.58    “Pfenex System” has the meaning set forth in the Recitals.

1.59    “Pfenex Technology” means Pfenex Patents and Pfenex Know-How.

1.60    “Prior Confidentiality Agreement” has the meaning set forth in Section 9.1.

1.61    “Product Information” has the meaning set forth in Section 9.1.

1.62    “Program Invention” means any discovery, finding, technology or other subject matter, whether or not patentable, conceived, created or first reduced to practice during the conduct of the Development Program or the Evaluation Activities by or on behalf of either Party (alone or with other Persons).

1.63    “Protein Improvements” has the meaning set forth in Section 7.2.

1.64    “Protein Product” means, with respect to one or more Licensed sparX Proteins, any product in finished form containing such Licensed sparX Protein(s), including any Combination Product incorporating such a product. For purposes of this definition, a Protein Product includes [***].

1.65    “Publication” has the meaning set forth in Section 9.4.

1.66    “Receiving Party” has the meaning set forth in Section 9.1.

1.67    “Royalty Term” means, on a Licensed sparX Protein-by-Licensed sparX Protein and country-by-country basis the shorter of: (a) [***] from the date of first commercial sale of the first Protein Product containing such Licensed sparX Protein in such country and (b) [***] after the launch of a Generic Product in such country. For purposes of this definition and with respect to a particular Protein Product, “Generic Product” means, with respect to any Protein Product, any biosimilar product (or combination product incorporating a biosimilar product) that (a) is sold by a Third Party that is not an Affiliate of Arcellx and (b)(i) is subject to a license under 351(k) of the PHSA is “biosimilar” (as defined in Section 351(i)(2) of the PHSA) regardless of whether such product has been found to be “interchangeable” (as defined in Section 351(i)(3) of the PHSA) with such Protein Product, (ii) has been licensed as a similar biological medicinal product by the EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, stature or regulation, or (iii) is under a marketing approval granted by the regulatory authority in such country in reliance on a prior regulatory or marketing approval for the Protein Product granted to Arcellx or its Affiliate or sublicensee and may be substituted for or is otherwise interchangeable with, the applicable Protein Product.

1.68    “Selected Pfenex Patent” has the meaning set forth in Section 7.5.

1.69    “Selling Party” has the meaning set forth in the definition of Net Sales.

1.70    “Senior Officer” means, (a) with respect to Arcellx, its Chief Executive Officer and (b) with respect to Pfenex, its Chief Executive Officer.

1.71    “sparX Protein” means a soluble protein antigen-receptor x-linker (sparX) that is composed of an antigen binding domain and a tag that has the capability of binding an ARC-T Cell.

1.72    “Stage Gate” means, with respect to a Development Plan, a point identified in such Development Plan as requiring Arcellx to provide an Authorization to Proceed (as defined in the Collaboration Memorandum) in order for work under such Development Plan to proceed.

1.73    “Successful Technology Transfer” means, with respect to the Technology Transfer of a particular Manufacturing Process, the first integrated purification run by Arcellx or Arcellx’s designee, the output of which meets the applicable target specifications as defined in the Development Plan for the applicable Licensed sparX Protein, as such target specifications may be modified in accordance with Section 2.5.

1.74    “System Improvements” has the meaning set forth in Section 7.2.

1.75     “Technology Transfer” has the meaning set forth in Section 5.4.

1.76    “Term” has the meaning set forth in Section 10.1.

1.77    “Third Party” means any entity other than Arcellx or Pfenex and their respective Affiliates.

1.78     “Transferred Technology” has the meaning set forth in Section 3.4.

2.    Development Programs.

2.1    Development Plans.

2.1.1    General. The Parties have established a plan for each sparX Protein that has been designated a Named sparX Protein as of the Effective Date, which plans are included in the Collaboration Memorandum, and the Parties may after the Effective Date establish additional plans for other sparX Proteins, in each case that outlines the activities that will be performed by or on behalf of Pfenex in the conduct of the Development Program for such sparX Protein (each, a “Development Plan”), which Development Plan shall include a reasonable estimate of aggregate out-of-pocket costs for the materials and Third Party services identified therein, but shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies, printers, photocopiers or other office equipment, laboratory equipment, computers or computer service charges. Once agreed upon by the Parties, each Party shall have its authorized representative sign the applicable Development Plan; and thereupon, the subject sparX Protein shall be a Named sparX Protein. During the Development Term of a Development Program, Arcellx, directly or through its representatives on the JDC, may propose any amendment to the applicable Development Plan, including in light of changed circumstances, and, if the JDC determines the Development Term is be extended pursuant to Section 2.5, the Parties shall update the Development Plan to include such additional period(s). Any and all such amendments or updates shall be subject to approval by the JDC, subject to the dispute resolution procedures set forth in Section 2.5. For clarity, the Development Plan shall be deemed to include any task set forth in the [***].

2.1.2    Contents. Each Development Plan will include [***].

2.1.3    Third Party Materials and Services. All materials and services to be provided by Third Parties (e.g., gene synthesis) will be expressly described and forecasted as part of each Development Plan with an aggregate good faith estimate therefor and actual expenses, consistent with such estimate, for materials and Third Party services will be passed through to Arcellx [***]. Such Third Parties will be subject to the same confidentiality obligations as the Parties under this Agreement. Pfenex shall notify Arcellx in advance of any Third Party it intends to utilize in the performance of Third Party services hereunder, [***]. The terms of each subcontract agreement entered into by Pfenex under this Section 2.1.3 shall be consistent with the applicable provisions of this Agreement, including those relating to intellectual property, confidentiality, and restrictions on use and transfer of the Arcellx Materials. Pfenex shall cause its Affiliates and Third Party contractors to comply with all such provisions of this Agreement in connection with such performance, and Pfenex shall remain responsible and liable to Arcellx for all activities of its Affiliates and Third Party contractors to the same extent as if such activities had been undertaken by Pfenex itself.

2.1.4    Incorporated Into Agreement. Once executed by both Parties, each Development Plan is hereby incorporated by reference into this Agreement in its entirety, and together with this Agreement (but separate and apart from any other Development Plan), will collectively constitute the entire agreement between Pfenex and Arcellx with respect to the Development Program of the applicable Named sparX Protein. Terms or conditions in a Development Plan that differ from those in this Agreement take precedence over the terms and conditions in the main body of the Agreement only with respect to the description of the activities to be conducted for the Development Program under that particular Development Plan, and only where such Development Plan sets forth, by section number and title, those terms and conditions in the main body of this Agreement that are intended to be superseded.

2.2    Conduct.

2.2.1    General. Subject to the terms and conditions of this Agreement, each Party shall perform the activities assigned to it in each Development Plan and conduct each Development Program in accordance with such Development Plan, and use Commercially

Reasonable Efforts to achieve the objectives thereof. Pfenex shall be responsible for day-to-day implementation and operation of each Development Program, provided that such implementation is in accordance with the terms of this Agreement, the applicable Development Plan and all Applicable Law.

2.2.2    Use of Arcellx Materials. Pfenex agrees that the Arcellx Materials shall be: (a) kept only at Pfenex’s facilities, (b) stored and handled in accordance with Arcellx’s written instructions, (c) used only by Pfenex and its employees and approved subcontractors and only for purposes of performing the Development Program applicable to such Arcellx Materials, and (d) used in accordance with all Applicable Law. Pfenex shall not distribute or otherwise allow the release of the Arcellx Materials to any Third Party other than any subcontractor approved in accordance with Section 2.1.3 with respect to such Arcellx Materials or to any of its employees not involved in the performance of the applicable Development Program. Pfenex and its Affiliates shall not, and shall not allow or encourage its or their employees or any Third Party to, modify, make improvements to or otherwise “reverse engineer” any Arcellx Materials, or replicate or manufacture any Arcellx Materials, except as expressly provided in the Development Plan.

2.2.3    Acknowledgments. Pfenex acknowledges that the Arcellx Materials are experimental in nature and that they are provided “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.3    Termination. Arcellx may terminate any Development Program on [***] prior written notice to Pfenex, in which case Pfenex shall promptly wind down all activities under the Development Plan for such terminated Development Program; provided that with respect to any activities actually performed under the Development Plan for such terminated Development Program for which Arcellx has provided an Authorization to Proceed or a payment, (a) Arcellx shall remain responsible for the actual cost, consistent with estimated amounts, of any materials and Third Party services [***] for such activities to the extent uncancellable and non-refundable and not reasonably usable by Pfenex in other aspects of its business, (b) Arcellx shall pay Pfenex any unpaid amount associated with any Deliverable that Pfenex delivered under such Development Plan and (c) Pfenex shall refund to Arcellx any prepaid amount associated with activities under the Development Plan (prorated based on work actually performed by Pfenex) associated with [***]. Additionally, a Development Program shall be deemed terminated if Arcellx fails to pay the undisputed amount associated with [***] of the date of notice from Pfenex that such amount is delinquent; provided, however, that if Arcellx in good faith disputes that such amount is due under this Agreement, Arcellx may prior to the date such amount is due provide Pfenex with written notice specifying the disputed portion (the “Disputed Portion”) and the reasons for such dispute and may withhold the Disputed Portion and the Parties shall use diligent and good faith efforts to resolve the dispute in accordance with Article 15, and Arcellx’s payment obligation with respect to the Disputed Portion shall be tolled until the dispute is resolved in favor of Pfenex (or earlier if and when Arcellx (but not Pfenex) ceases to use diligent and good faith efforts to resolve the dispute), provided, further, that if the dispute with respect to such Disputed Portion remains unresolved for more than [***] after submission to the Senior Officers in accordance with Section 15.1, then Pfenex may suspend its performance of any activities related to such Disputed Portion until such dispute is resolved. Upon the effective date of any such termination of a Development Program:

2.3.1    the applicable Development Term with respect thereto shall be deemed expired;

2.3.2    Pfenex shall promptly destroy (or with respect to the Arcellx Materials, return), as directed by Arcellx, all Arcellx Materials provided to Pfenex for such Development Program and all tangible items comprising, bearing or containing any Protein Improvements or Confidential Information of Arcellx (including any material incorporating or derived from any of the foregoing) and if requested to destroy any such Arcellx Materials or tangible items comprising, bearing or containing any Protein Improvements or Confidential Information of Arcellx, Pfenex shall promptly certify in writing to Arcellx that all such Arcellx Materials, all tangible items comprising, bearing or containing any Protein Improvements or Confidential Information of Arcellx have been destroyed; and

2.3.3    Arcellx shall destroy, if requested by Pfenex, all tangible items comprising, bearing or containing any Pfenex Know-How or Confidential Information of Pfenex that is in Arcellx’s possession, including any and all Manufacturing Strains (but excluding any Protein Improvements and any Deliverables or any Pfenex Know-How or Confidential Information of Pfenex applicable to any ongoing Development Program or any Licensed sparX Protein) (collectively, “Pfenex Materials”), and if requested by Pfenex, Arcellx shall promptly certify in writing to Pfenex that all such tangible items have been destroyed.

2.4    Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for that Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties during the Development Term. The name and contact information for the Alliance Managers, as well as any replacement(s) chosen by either Party in its sole discretion from time to time, shall be provided to the other Party in writing.

2.5    Joint Development Committee. Within [***] after the Effective Date or earlier upon the request of Arcellx, the Parties shall establish a joint development committee (the “JDC”) composed of an equal number of appointed representatives of each Party. The chairperson for the JDC shall be a representative of Arcellx and shall be selected by Arcellx. The JDC shall direct and monitor the activities under the Development Plan, including any third-party pass-through costs, and shall have the authority to amend or update the Development Plan, including extending the Development Term therefor and modifying or replacing the target specifications for any Named sparX Protein under the applicable Development Plan. If the JDC cannot, or does not, reach consensus on an issue within [***] after such issue is first presented to the JDC for consideration, then the JDC shall refer such issue to Senior Officers of the Parties for resolution pursuant to the provisions of Section 15.1. If such issue has not been resolved in accordance with the provisions of Section 15.1, then Arcellx shall have the right to finally and definitively resolve such issue in good faith in a manner consistent with this Agreement but excluding (a) any amendment to a Development Plan that would materially increase, or materially change the scope or nature of, the activities to be performed by Pfenex in the aggregate as compared to the activities included in such Development Plan prior to the proposed amendment and (b) any modification to or replacement of the target specifications for any Named sparX Protein set forth in the applicable Development Plan, which in each case ((a), and (b)) must be resolved by consensus.

2.6    Recordkeeping. Pfenex shall prepare and maintain complete and accurate records of its activities under this Agreement in a manner acceptable for the collection of data for submission to, or review by, appropriate patent or regulatory authorities, and in compliance with Applicable Law. Such records shall include activities performed pursuant to this Agreement and shall not include or be commingled with records of activities outside the scope of this Agreement. Arcellx shall have the right, at reasonable times and on reasonable notice to Pfenex, to inspect and make copies of the records prepared pursuant to this Section 2.6. Without limiting Pfenex’s obligations under any Development Plan, Pfenex shall keep the JDC reasonably informed regarding its activities with respect to each Development Plan and under this Agreement, including through periodic telephonic or face-to-face meetings of the JDC to discuss the status of each Development Plan and for the JDC to provide Pfenex direction on activities to be performed under each such Development Plan, provided that such meetings shall occur no less frequently than once per calendar quarter.

2.7    Regulatory Communications. Pfenex shall submit to all inquiries, audits and inspections by the FDA and other applicable regulatory authorities related to activities hereunder. Pfenex shall promptly inform Arcellx if any governmental or regulatory authority (a) conducts, or gives notice of intent to conduct, an audit of the documentation generated under this Agreement or an inspection of Pfenex’s facilities where any activities under this Agreement are performed or (b) takes, or gives notice of its intent to take, legal or regulatory action alleging improper or inadequate practices in the performance of the activities hereunder or potentially impacting performance of the activities hereunder. Pfenex shall provide Arcellx with copies of any such notices and summaries of related correspondence following receipt thereof. Pfenex shall further inform Arcellx of the findings of any such action or such inspection that may have a material adverse impact on the performance of the activities hereunder and any related quality systems.

3.    Delivery; Restrictions.

3.1    Delivery. As provided in the applicable Development Plan, Pfenex shall deliver to Arcellx the Deliverables for evaluation by Arcellx pursuant to Section 3.2. If prior to [***] after Arcellx’s receipt of all applicable Deliverables, Arcellx identifies specific additional information for use in connection with the evaluation thereof, then Pfenex shall promptly provide such additional information then in Pfenex’s possession or Control that Arcellx reasonably requests for such purposes; provided that Arcellx may request such additional information [***] per Named sparX Protein.

3.2    Evaluation. Pursuant to the Evaluation License granted by Pfenex to Arcellx, upon delivery to Arcellx of the Deliverables with respect to a particular Work Package under the applicable Development Plan, Arcellx shall have the right to evaluate, within the time periods set forth in the applicable Development Plan and in this Agreement, the Deliverables and determine whether to provide the applicable Authorization to Proceed or exercise the Commercial Option, in each case for the applicable Named sparX Protein and in accordance with the Development Plan (the “Evaluation Activities”).

3.3    No Sale. Nothing herein shall be deemed to be a sale of any Deliverable. Without limiting Article 7 and subject to the provisions of this Section 3.3 and Sections 3.4, 3.5, and 3.6, the physical embodiment of the Deliverables, including of each Named sparX Protein and any Optimized Nucleic Acid Sequence (other than the Manufacturing Strain contained within Deliverables, which shall remain the sole property of Pfenex), all materials [***], and all other materials derived by Arcellx, its Affiliates, Third Party contractors and permitted sublicensees, in whole or in part therefrom under this Agreement, shall be the sole property of Arcellx. For clarity, Pfenex shall retain ownership rights in and to the Pfenex System and any Pfenex Technology which is embodied or otherwise incorporated in such Deliverables.

3.4    Limitations on Access and Transfer. Arcellx shall not, and shall not cause or authorize any Person to, use any Pfenex Materials, Pfenex Know-How or System Improvements or any other Pfenex Technology (other than the Protein Improvements) (the “Transferred Technology”) except (a) to conduct Evaluation Activities pursuant to Section 4.1 or (b) if Arcellx has exercised its Commercial Option, then to develop and commercialize corresponding Protein Products pursuant to Section 5.2.

3.5    Modifications and Derivations. Arcellx may alter or modify the Transferred Technology comprising methods and materials (other than the Manufacturing Strain or constituents thereof) for the expression, extraction, purification and testing of the corresponding Named sparX Protein (“Permitted Modifications”). For clarity, Pfenex shall have no obligation to transfer or provide any additional Pfenex Technology not otherwise provided to Arcellx under this Agreement for evaluation of the Deliverables pursuant to Section 3.2 in order to enable any Permitted Modifications.

3.6    Care in Use of the Deliverables. Arcellx acknowledges that the Transferred Technology is experimental in nature and may have unknown characteristics and therefore agrees to use reasonable care in the use, handling, storage, containment, transportation and disposition of such Transferred Technology.

3.7    Acknowledgement. Arcellx acknowledges that the use or modification of a Manufacturing Strain other than as permitted under this Agreement could cause irreparable damage to Pfenex. As such, Arcellx agrees that: (a) [***] shall be considered a material breach of the Agreement and Arcellx shall be required to cure such breach within [***], (b) Pfenex shall have the right to receive an assignment of all right, title and interest in and to any patent or patent application that contains, discloses or claims any invention relating to an impermissible modification or use of any Manufacturing Strain, and (c) the remedies set forth in (a) and (b) of this Section 3.7 shall not prejudice Pfenex’s right to pursue any legal or equitable remedy available to Pfenex for any violations of this Article 3.

4.    Evaluation Licenses.

4.1    License. Subject to the terms and conditions of this Agreement, Pfenex grants to Arcellx on a Named sparX Protein-by-Named sparX Protein basis, a royalty-free, co-exclusive license, without the right to sublicense, during the Development Term for such Named sparX Protein, under the Pfenex Technology, including the use of the applicable Manufacturing Strain(s) with respect to such Named sparX Protein, to conduct Evaluation Activities on such Named sparX Protein (“Evaluation License”).

4.2    Sublicenses. The Evaluation License granted under Section 4.1 with respect to a Named sparX Protein, includes the right to grant sublicenses through multiple tiers; [***]. Arcellx shall include in its sublicense agreements a requirement for the sublicensee to comply with the provisions of this Agreement in connection with [***], and Arcellx shall remain responsible to Pfenex for all activities of its sublicensees to the same extent as if such activities had been undertaken by Arcellx itself.

4.3    Subcontractors. Notwithstanding Sections 4.1 and 4.2, Arcellx shall have the right to exercise the Evaluation License granted under Section 4.1 through its Affiliates and Third Party contractors (to which Pfenex has no reasonable objection), which exercise shall not be construed as a sublicense for purposes of this Agreement. In any event, Arcellx shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection with their conduct of the applicable Evaluation Activities (including compliance with applicable confidentiality terms and restrictions on use and transfer of the Pfenex Technology and the Deliverables and any other materials derived by Arcellx, its Affiliates, Third Party contractors, in whole or in part therefrom under this Agreement set forth herein), and Arcellx shall remain responsible to Pfenex for all activities of its Affiliates and Third Party contractors to the same extent as if such activities had been undertaken by Arcellx itself.

5.    Commercial Licenses.

5.1    Commercial Option. Pfenex hereby grants Arcellx an exclusive option with respect to each Named sparX Protein to obtain an exclusive license to use the applicable Manufacturing Strain to manufacture or have manufactured such Named sparX Protein and to develop and commercialize Protein Products incorporating such Named sparX Protein, as further described in Section 5.2 (each, a “Commercial Option”). Arcellx may exercise each such Commercial Option by providing Pfenex with written notice referencing this Section 5.1 and specifying the particular Manufacturing Strain and corresponding Named sparX Protein (each such notice, an “Option Notice”) at any time from the Effective Date until [***] from the delivery of all Deliverables for the Named sparX Protein pursuant to Section 3.1 (an “Option Period”); provided, however, (x) if prior to [***]after receipt of all applicable Deliverables Arcellx identifies specific additional information for use in connection with the evaluation of the Commercial Option, then Pfenex shall promptly provide such additional information then in Pfenex’s possession or Control that Arcellx reasonably requests for such purposes, and the Option Period shall be extended [***] until [***] from the date Arcellx receives such additional information from Pfenex, and (y) if the applicable Development Term is terminated pursuant to Section 2.3, then the applicable Option Period shall expire upon the effective date of such termination. If Arcellx provides to Pfenex an Option Notice within the Option Period, then

Pfenex shall and does hereby automatically grant to Arcellx the Commercial License as set forth in Section 5.2 and the applicable Named sparX Protein shall become a Licensed sparX Protein. If Arcellx does not provide an Option Notice within the Option Period, (A) the Commercial Option with respect to such Manufacturing Strain and the corresponding Named sparX Protein and Protein Products shall expire; (B) such corresponding Named sparX Protein shall cease to be a Named sparX Protein; (C) Pfenex shall have no further obligations to Arcellx under this Agreement with respect to such sparX Protein, except as otherwise provided in Section 10.8 (Survival of Certain Obligations); (D) Arcellx shall either return to Pfenex or destroy, as directed by Pfenex, all Manufacturing Strains and other Transferred Technology related to the Expression of such sparX Protein and, if requested to destroy any such Manufacturing Strains, certify in writing to Pfenex that all such Manufacturing Strains have been destroyed; and (E) Pfenex shall promptly destroy (or with respect to the Arcellx Materials, return), as directed by Arcellx, all Arcellx Materials provided to Pfenex for the applicable Development Program and all tangible items comprising, bearing or containing any Protein Improvements or Confidential Information of Arcellx (including any material incorporating or derived from any of the foregoing) and if requested to destroy any such Arcellx Materials or tangible items comprising, bearing or containing any Protein Improvements or Confidential Information of Arcellx, Pfenex shall promptly certify in writing to Arcellx that all such Arcellx Materials, all tangible items comprising, bearing or containing any Protein Improvements or Confidential Information of Arcellx have been destroyed.

5.2    Commercial License.

5.2.1    License. Upon the receipt of each Option Notice for a particular Manufacturing Strain and corresponding Licensed sparX Protein and Protein Products pursuant to Section 5.1 Pfenex hereby grants to Arcellx, subject to the terms and conditions of this Agreement, a worldwide, sublicenseable (through multiple tiers) (subject to Section 5.2.2), exclusive license under the Pfenex Technology (a) to use such Manufacturing Strain to Express such Licensed sparX Protein and for purposes of effecting the applicable Technology Transfer, and (b) to make, have made, use, sell, offer to sell and import Protein Products incorporating such Licensed sparX Protein for use in the Field (each, a “Commercial License”); provided, that Arcellx shall not exercise its rights under the foregoing clause (b) unless and until Arcellx has made complete payment of the first Annual Maintenance Fee.

5.2.2    Sublicensees. The Commercial License granted under Section 5.2.1, with respect to a particular Manufacturing Strain and corresponding Licensed sparX Protein and Protein Products, includes the right to grant sublicenses through multiple tiers; provided, however, that Arcellx may not grant or authorize sublicenses through multiple tiers under such Commercial License without the prior written consent of Pfenex, which shall not be unreasonably withheld, conditioned or delayed; [***]. In any event, Arcellx shall ensure that each of its permitted sublicensees is bound by a written agreement containing provisions at least as protective of Pfenex and the Pfenex Technology and the Deliverables and any other materials derived by Arcellx, its Affiliates, Third Party contractors and permitted sublicensees, in whole or in part therefrom under this Agreement (including compliance with applicable confidentiality terms and restrictions on use and transfer thereof set forth herein); and Arcellx shall remain responsible to Pfenex for all activities of its permitted sublicensees to the same extent as if such activities had been undertaken by Arcellx itself.

5.2.3    Subcontractors. Notwithstanding Section 5.2.2, Arcellx shall have the right to exercise the Commercial License granted under Section 5.2.1 through its Affiliates and Third Party contractors, which exercise shall not be construed as a sublicense for purposes of this Agreement; provided, however, that Arcellx may not exercise the Commercial License through a Third Party CMO without the prior written consent of Pfenex, which shall not be unreasonably withheld, conditioned or delayed; [***]. In any event, Arcellx shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection with such performance (including compliance with applicable confidentiality terms set forth herein), and Arcellx shall remain responsible to Pfenex for all activities of its Affiliates and Third Party contractors to the same extent as if such activities had been undertaken by Arcellx itself.

5.3    Exclusivity of [***]. Pfenex acknowledges the highly competitive nature of the industry in which Arcellx and Pfenex operate and, accordingly, agrees that, in consideration of Arcellx entering into this Agreement and the promises contained herein, Pfenex shall not, and shall cause its Affiliates not to, by itself or through any Third Party, (a) use, produce, transfer, lease, sell, or grant any license or other rights to any Third Party to use, produce, transfer, lease or sell [***], or (b) undertake any research, development, manufacturing (including Expression) or commercialization activities, with respect to any [***].

5.4    Technology Transfer. Upon Arcellx’s request after the exercise by Arcellx of any Commercial Option, within [***] following such request with respect to the applicable Licensed sparX Protein, Pfenex shall effect a transfer to Arcellx or its designee of (i) Pfenex’s then-current process (i.e., established during WP3 under the applicable Development Plan) for the Expression of such Licensed sparX Protein and (ii) the corresponding Manufacturing Strain, including, in each case (i) and (ii), all applicable analytical methods (each, a “Manufacturing Process”) and to implement each Manufacturing Process at a single facility (assuming Successful Technology Transfer at such facility) per Licensed sparX Protein designated by Arcellx (such transfer, as more fully described below in this Section 5.4, the “Technology Transfer”). Arcellx shall (or shall cause its designee to) timely implement such Technology Transfer and the associated Manufacturing Process at the applicable facility, including making available necessary personnel, equipment and materials reasonably requested by Pfenex or its designee. Pfenex shall provide, and shall cause its Affiliates and any of its Third Party manufacturers to provide, all reasonable assistance requested by Arcellx to enable Arcellx (or its Affiliate or designated Third Party manufacturer, as applicable) to implement each Manufacturing Process at the facility designated by Arcellx to receive such Manufacturing Process, including (a) a report describing unit operations for integrated runs and an estimate bill of materials, and (b) ad hoc support, consisting of phone calls and on-site support from Pfenex’s personnel. [***].

6.    Fees, Royalties and Other Payments.

6.1    Development Fees. In consideration of Pfenex’s performance of each Development Program, Arcellx shall pay Pfenex:

6.1.1    Development Fees. The applicable Development Fees as specified in the Collaboration Memorandum; and

6.1.2    Materials/Services Fees. The documented cost, [***], of materials and Third Party services, each in accordance with the applicable Development Plan and consistent with the aggregate estimate therefor.

6.1.3    Invoices. Arcellx shall not owe, and Pfenex shall not issue, any invoice for any payments under or in connection with this Agreement except as provided in Section 6.1.1 or Section 6.1.2.

Pfenex will issue invoices to Arcellx for such amounts (i) at the time of provision of the applicable Deliverables or (ii) upon its issuance of a purchase order for the corresponding materials or Third Party services, in each case ((i) and (ii)) in accordance with the applicable Development Plan and the terms of the Collaboration Memorandum. For clarity, the payments set forth in this Section 6.1 represent Arcellx’s total financial obligation with respect to work performed by Pfenex under any Development Plan.

6.2    Commercial Fees and Royalties. Arcellx will pay to Pfenex the following amounts in consideration of the grant of each Commercial License:

6.2.1    Annual Maintenance Fees. Arcellx shall pay [***] of the first corresponding Annual Maintenance Fee within [***] after delivery by Arcellx of an Option Notice to Pfenex. Arcellx shall pay the [***] of the first corresponding Annual Maintenance Fee within [***] after the completion of a Successful Technology Transfer in accordance with Section 5.4. Thereafter, Arcellx shall pay the corresponding Annual Maintenance Fee within [***] after each anniversary of the completion of the Successful Technology Transfer until the first commercial sale of a Protein Product incorporating the corresponding Licensed sparX Protein. [***].

6.2.2    Milestone Payments. Subject to Section 6.2.1, Arcellx will pay to Pfenex the Milestone Payments specified in the Collaboration Memorandum with respect to each Protein Product.

6.2.3    Royalty Payments. Subject to Section 6.2.1, during the applicable Royalty Term for a Protein Product, Arcellx will pay to Pfenex as a royalty the applicable percentage of Net Sales of such Protein Product as specified in the Collaboration Memorandum. For clarity, upon expiration of the Royalty Term for a particular Protein Product, the Commercial License granted by Pfenex to Arcellx with respect to such Protein Product will be deemed to be perpetual, irrevocable and fully paid-up.

6.3    Methods of Payment.

6.3.1    Unless otherwise specified in this Agreement, all undisputed payments hereunder will be paid by Arcellx to Pfenex by wire transfer to an account designated by Pfenex within [***] of the date of receipt by Arcellx of an invoice from Pfenex. Except as expressly provided herein, such payments shall be non-refundable not creditable against any other payments to be made by Arcellx to Pfenex under this Agreement.

6.3.2    Any undisputed payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (a) the rate equal to the thirty (30)

day U.S. dollar LIBOR rate effective as of the date such payment was due, as published by The Wall Street Journal, Internet Edition at www.wsj.com in the “Money Rates” tab, on the date such payment was due, plus an additional [***], or (b) the maximum rate permitted by Applicable Law, calculated based on the number of days such payment is delinquent. This Section 6.3 shall in no way limit any other remedies available to Pfenex. If Arcellx in good faith disputes that such amount is due under this Agreement, Arcellx may provide Pfenex with written notice of the Disputed Portion and the reasons for such dispute and may withhold the Disputed Portion and the Parties shall use diligent and good faith efforts to resolve the dispute in accordance with Article 15, and Arcellx’s payment obligations with respect to the Disputed Portion shall be tolled until the dispute is resolved in favor of Pfenex (or earlier if and when Arcellx (but not Pfenex) ceases to use diligent and good faith efforts to resolve the dispute).

6.4    Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the same exchange rates used by Arcellx for its own financial reporting purposes, or if none is used, then the average of the buying and selling rates on the last business day of the calendar quarter to which the amount applies as published by The Wall Street Journal, Internet Edition at www.wsj.com.

6.5    Acknowledgement. The Parties acknowledge that the economic terms and conditions set forth herein were negotiated and agreed to and represent a fair and equitable allocation of the value of the Protein Product for the Field. The Parties further acknowledge that there is considerable value in the Pfenex Technology (including the Pfenex Know-How) that is consistent with the economic terms and conditions herein.

6.6    Records. Each Party shall keep, and cause its Affiliates and sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to the other Party pursuant to this Agreement. Each Party shall permit the other Party, by independent qualified public accountants engaged by such other Party and reasonably acceptable to the audited Party, to examine such books and records at any reasonable time. The foregoing right of review may be exercised only once during each [***] period, [***]. Such accountants may be required by the audited Party to enter into a reasonably acceptable confidentiality agreement. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the Parties other than in the case of clear error. The auditing Party shall bear the cost of any such examination and review; provided that if the inspection and audit shows an underpayment of more than the greater of [***] of the amount due for the applicable period and [***], then the audited Party shall promptly reimburse the auditing Party for all reasonable and verifiable costs incurred in connection with such examination and review. The audited Party shall promptly pay to the auditing Party the amount of any underpayment revealed by an examination and review. Any overpayment by the audited Party revealed by an examination and review shall be fully-creditable against future payments owed by the audited Party to the auditing Party under this Article 6 or, if no future payments are owed by the audited Party, refunded to the audited Party.

7.    Inventions and Patents.

7.1    Ownership of Program Inventions and Technology. Except as provided in Section 7.2, as between the Parties, (a) Program Inventions and intellectual property rights therein invented by or on behalf of employees, agents or consultants of Pfenex, independently of employees, agents or consultants of Arcellx, its Affiliates or their respective sublicensees, will be [***]; and (b) Program Inventions and intellectual property rights therein invented by or on behalf of employees, agents or consultants of Arcellx, its Affiliates or their respective sublicensees, independently of employees, agents or consultants of Pfenex, will be [***]; and (c) Program Inventions and intellectual property rights therein jointly invented by or on behalf of one or more employees, agents or consultants of Pfenex and one or more employees, agents or consultants of Arcellx, its Affiliates or their respective sublicensees (“Other Inventions”) will be owned [***]; and subject to and without limiting any licenses granted under Article 4 and Section 5.2, each Party agrees to grant, and hereby grants, to the other Party a worldwide, non-exclusive, royalty-free, fully paid-up perpetual and irrevocable license, with the right to grant and authorize sublicenses (through multiple tiers), under the Other Inventions for all purposes. For purposes of this Article 7, “invented” means Program Inventions and intellectual property rights therein conceived, created and/or first reduced to practice as determined in accordance with U.S. federal and state intellectual property laws.

7.2    Improvements. Notwithstanding Section 7.1, (a) [***] any and all Arcellx Inventions and Other Inventions that are specifically related to the Pfenex System other than Protein Improvements (“System Improvements”); (b) [***] any and all Pfenex Inventions and Other Inventions that are specifically related to a Licensed sparX Protein or one or more sparX Proteins and not otherwise generally applicable to proteins other than sparX Proteins, other than (except as provided in clause (c) below) any Optimized Nucleic Acid Sequence (“Protein Improvements”); and (c) upon the earlier of [***] and the [***], Arcellx shall own any and all [***].

7.3    Assignment. Each Party agrees to assign and hereby assigns, without additional compensation, to the other Party all of its right, title and interest in and to any Program Inventions and intellectual property rights therein as is necessary to fully effect, as applicable, the ownership provided for in Sections 7.1 and 7.2, and shall cause its Affiliates and its and their sublicensees, as applicable, to do the same.

7.4    Retention of Rights. Subject to the licenses granted herein and Sections 7.1, 7.2 and 7.3, as between the Parties: (a) Pfenex will retain all right, title and interest in and to the Pfenex Technology; and (b) Arcellx will retain all right, title and interest in and to the Named sparX Proteins and Arcellx Materials, in each case, existing as of the commencement of the Development Program pursuant to Article 2.

7.5    Prosecution and Maintenance. Except as otherwise provided in this Section 7.5, each Party shall have the sole right to file, prosecute, maintain and enforce and defend Patents directed to Program Inventions that are owned by such Party under this Agreement. [***], if either Party becomes aware of an infringement or misappropriation of the Pfenex Technology with respect to any Protein Product or the Manufacturing Strain with respect thereto, it shall promptly notify the other Party and provide such other Party with all details of such infringement of which it is aware (an “Infringement Notice”). [***].

7.6    Cooperation. With respect to any Patent filed, prosecuted, maintained or enforced covering or claiming Program Inventions, the Party filing, prosecuting, maintaining or enforcing such Patents shall keep the other Party reasonably informed of filing, prosecution, maintenance and thereof, including by providing the other Party with a copy of material communications to and from any patent authority regarding such Patent, and by providing the drafts of any material filings or responses to be made to such Patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for such other Party to review and comment thereon. The Party filing, prosecuting, maintaining or enforcing such Patents shall consider in good faith any comments and proposed strategies of the other Party. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent-related efforts under Section 7.5, including providing any necessary powers of attorney and executing any other required documents or instruments for such efforts. In the event a Party enforcing a Patent covering any Program Invention finds it necessary or desirable for the other Party to join the prosecuting Party as a party to any related claim, suit or proceeding, such other Party shall, upon written request, join as a party to such claim, suit or proceeding and participate with its own counsel at its own cost and expense.

7.7    Disclosure. Each Party will promptly disclose to the other Party the making, conception or first reduction to practice of any Program Inventions, including System Improvements and Protein Improvements ([***]). The Parties shall at all times fully cooperate in order to reasonably implement the provisions of Sections 7.1 through 7.5. Such cooperation may include the execution of necessary legal documents, coordinating prosecution to avoid or mitigate any patentability issues raised during prosecution including, for instance, enablement, estoppel and double patenting, and the provision of any other assistance to its relevant personnel. Further, notwithstanding anything to the contrary herein, neither Party shall disclose Confidential Information of the other Party in a patent application of such Party, except as otherwise permitted under the provisions of Article 9.

8.    Compliance.

8.1    General. Each Party agrees to comply with all Applicable Law in conducting the activities under this Agreement, including with respect to the development, production, storage, handling and transportation of sparX Proteins, Manufacturing Strains, and all other materials developed, produced, stored, handled or transported in connection with this Agreement.

8.2    Export Controls. Neither Pfenex nor Arcellx will export, directly or indirectly, Arcellx Materials, Named sparX Proteins, Manufacturing Strains, Pfenex Know-How or Pfenex Technology provided by the other Party or arising under this Agreement or any materials or products using or embodying such technical information, to any country or foreign national for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval (“Controlled Technology”), without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation. The transfer, re-export or other disposition of such Controlled Technology in a manner that is not in compliance with the export control laws and regulations of the United States is strictly prohibited.

9.    Confidentiality.

9.1    General. Each Party agrees that during the Term and for [***] thereafter, it will maintain proprietary and confidential information of the other Party (“Disclosing Party”) disclosed or otherwise made available to such first Party (“Receiving Party”), directly or indirectly, in writing, orally or by inspection of tangible objects and of the type generally deemed to be proprietary in the biotechnology or pharmaceutical industries (“Confidential Information”), and will not use for any purpose or disclose any Confidential Information of the Disclosing Party to a Third Party, without the express written consent of the Disclosing Party. Confidential Information shall also include the terms of this Agreement. Each Receiving Party agrees to use the same degree of care to prevent any unauthorized access, disclosure or publication of the Confidential Information of the Disclosing Party as such Receiving Party uses to protect its own Confidential Information, but in no event less than a reasonable degree of care. All information disclosed by a Party to the other Party pursuant to either the Confidentiality Agreement between the Parties dated June 6, 2018 (the “Prior Confidentiality Agreement”) or the Material Transfer and Feasibility Agreement, shall be deemed Confidential Information of such first Party as if it were disclosed hereunder. All Confidential Information generated in connection with any Development Program, including all information relating any research and development with respect to Manufacturing Strains and Named sparX Proteins, shall be the Confidential Information of both Parties (and each Party shall be the Disclosing Party and Receiving Party, respectively, with respect thereto) [***]. For clarity, any Pfenex Know-How other than Product Information shall be deemed Pfenex’s Confidential Information.

9.2    Exceptions. Confidential Information does not include information of the Disclosing Party which:

9.2.1    is in the public domain at the time of disclosure;

9.2.2    after disclosure, becomes part of the public domain by publication or otherwise, except through breach of this agreement by the Receiving Party;

9.2.3    the Receiving Party can establish by competent proof was in its possession at the time of disclosure, without confidentiality restrictions; provided that this Section 9.2.3 shall not apply with respect to Product Information;

9.2.4    is disclosed to the Receiving Party from a Third Party(ies) who are entitled to disclose the information without an obligation to maintain the confidentiality thereof; provided that this Section 9.2.4 shall not apply with respect to Product Information;

9.2.5    is approved for disclosure by written authorization of the Disclosing Party.

9.3    Authorized Disclosure. Notwithstanding the provisions of Section 9.1 and subject to this Section 9.3 and Section 9.4, each Party hereto may use and disclose

Confidential Information of the other Party to its employees, agents or consultants and its Affiliates, licensees, sublicensees, and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to exercise the rights granted to it, under this Agreement, filing or prosecuting Patents, prosecuting or defending litigation, complying with applicable governmental laws or regulations, submitting information to tax or other governmental authorities or conducting clinical trials hereunder with respect to any Protein Product. If a Party is required by law, administrative or judicial order to disclose Confidential Information of the other Party, such Party will give the other Party prompt notice of such fact so that the other Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. Each Party will fully cooperate with the other Party in connection with the other Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the Party having rights to such Confidential Information waives such compliance, the Party required to make such disclosure as set forth under this Section 9.3 may make such disclosure only to the extent that such disclosure is legally required; provided that such Confidential Information disclosed accordingly shall only lose its confidentiality protection for purposes of such disclosure. For any other permitted disclosures of Confidential Information of the other Party, including to a Party’s employees, agents or consultants or its Affiliates, licensees, or any other Third Parties, each Party shall ensure, where practicable, that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information as this Article 9.

9.4    Publication. Neither Party shall make any public announcement relating to this Agreement or the transactions covered by it or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any press release, promotional material or other form of publicity without the prior written approval of that Party in each instance. [***], neither Party may publish, present or announce results of such Development Program or Evaluation Activities with respect thereto, either orally or in writing, or Confidential Information of the other Party (a “Publication”) unless (a) it receives the prior written consent of the other Party or (b) necessary to comply with Applicable Law, including securities laws, regulations or guidance; provided that in the case of clause (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidance) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of Confidential Information that is required to be disclosed. [***], Arcellx may freely make Publications with respect to the Development Program to which such Commercial Option applies and Pfenex shall not make any Publication with respect to such Development Plan unless (x) it receives the prior written consent of Arcellx or (y) necessary to comply with Applicable Law, including securities laws, regulations or guidance; provided that in the case of clause (y) Pfenex shall promptly notify Arcellx and (other than in the case where such disclosure is necessary, in the reasonable opinion of Pfenex’s legal counsel, to comply with securities laws, regulations or guidance) allow Arcellx a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Confidential Information that is required to be disclosed.

9.5    Confidential Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions consistent with the nature of the terms so disclosed; or (b) to the extent necessary to comply with Applicable Law, including securities laws, regulations or guidance; provided that in the case of clause (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidance) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of this Agreement that is required to be disclosed. The Parties will agree on the content, timing and logistics for a joint press release to announce the execution of this Agreement; thereafter, each Party may disclose to Third Parties the information contained in such press release without the need for further approval by the other.

10.    Term and Termination.

10.1    Term. Unless earlier terminated pursuant to this Article 10, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the later of the expiration or termination of all (a) Development Terms, (b) Commercial Options in accordance with Section 5.1, and (c) if a Commercial Option is exercised, the last-to-expire Royalty Term for all Protein Products. Accordingly, if Arcellx exercises a Commercial Option with respect to a Named sparX Protein and corresponding Manufacturing Strain hereunder, the Term shall continue on a Protein Product-by-Protein Product basis until expiration of the Royalty Term for each such Protein Product.

10.2    Termination of Commercial Licenses by Arcellx. In the event Arcellx exercises a Commercial Option, Arcellx will have the right to separately terminate each Commercial License with respect to a Protein Product under this Agreement upon [***] prior written notice to Pfenex referencing this Section 10.2 and specifying the Protein Product for which it is so terminating this Agreement. In the event that all Commercial Licenses and all Commercial Options have expired or been terminated pursuant to this Section 10.2, this Agreement shall terminate in its entirety, subject to Section 10.8 (Survival of Certain Obligations).

10.3    Termination for Cause. Subject to the further provisions of this Section 10.3, in the event of any material breach of this Agreement by a Party, the non-breaching Party shall have the right to terminate this Agreement in its entirety upon [***] prior written notice to the breaching Party referencing this Section 10.3 and specifying in reasonable detail the facts and circumstances constituting the material breach of this Agreement, unless the breaching Party cures such breach within such [***] period. If the breaching Party has not cured such material breach within such [***] period, then this Agreement shall terminate effective on the expiration of such [***] period; provided, however, if the Party alleged to be in breach of this Agreement disputes such breach by written notice to the other Party within such [***] period, the non-breaching Party shall not have the right to terminate this Agreement unless and until it has been determined that this Agreement was materially breached in accordance with Article 15, and the breaching Party fails to comply with its obligations hereunder within [***] after such determination.

10.4    Termination for Patent Challenge. Subject to the further provisions of this Section 10.4, in the event Arcellx or any of its Affiliates or its or their respective sublicensees challenges (other than in response to infringement claims brought or threatened by Pfenex or its Affiliates or licensees) any Pfenex Patent licensed to Arcellx pursuant to Section 5.2 that covers the manufacture, use or sale of a Protein Product before any court or governmental authority having jurisdiction (except where such challenge action is ordered by a court, patent office or other tribunal or is required by Applicable Law), Pfenex shall have the right to terminate the Commercial License solely with respect to such challenged Pfenex Patent and Protein Product upon [***] prior written notice to Arcellx referencing this Section 10.4 and specifying the Pfenex Patent so challenged, unless [***].

10.5    Effects of Expiration or Termination of the Agreement. If this Agreement is terminated in its entirety pursuant to Section 10.1, 10.2, 10.3, 10.4 or 16.3:

10.5.1    Licenses. Effective upon such termination of this Agreement, all rights and licenses granted to Arcellx under this Agreement shall terminate (except as otherwise expressly provided under Section 10.8); provided that Arcellx shall have a non-exclusive right under Pfenex Technology to perform its rights and obligations under Section 10.5.4 until the expiration of the period described therein, if applicable; and

10.5.2    Return of Materials. Promptly upon the later of (a) the effective date of any such termination of this Agreement or (b) expiration of the period described in Section 10.5.4, if applicable, Arcellx shall destroy all Pfenex Materials and if requested to destroy any such Pfenex Materials, Arcellx shall promptly certify in writing to Pfenex that all such Pfenex Materials have been destroyed;

10.5.3    Sublicensees. Except as provided in this Section 10.5.3, any sublicenses granted under any Commercial Licenses hereunder shall terminate coincident with the termination of such Commercial Licenses, and Arcellx shall ensure that its Affiliates and such sublicensees shall if directed by Pfenex destroy any Pfenex Materials in their possession in the manner set forth in this Section 10.5 as if such Affiliate or sublicensee were named herein. In the event Pfenex terminates this Agreement pursuant to Section 10.4, any sublicenses granted by Arcellx under any Commercial Licenses hereunder in accordance with the terms of this Agreement will continue in force; provided that each such sublicensee is not in breach of the applicable sublicense or this Agreement and agrees to enter into a direct agreement with Pfenex upon the terms of this Agreement; and

10.5.4    Disposition of Inventories of Protein Products. Except in the event Pfenex terminates this Agreement pursuant to Section 10.4, upon notice of any such termination of this Agreement, Arcellx and its Affiliates and their respective sublicensees shall have the right to continue to sell their existing inventories of such Protein Products for a period not to exceed [***] after the date of notice of such termination and Arcellx shall pay any royalties payable in connection with such sales due under this Agreement.

10.6    Effects of Termination of a Commercial License. If a Commercial License is terminated pursuant to Section 10.2, then the foregoing provisions of Section 10.5 shall apply but only with respect to such Commercial License and the applicable Manufacturing Strain and corresponding Licensed sparX Protein and Protein Products.

10.7    Accrued Obligations. Expiration or termination of this Agreement in its entirety or with respect to a Protein Product for any reason shall not release any Party hereto from any liability that, at the time of such termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to any breach of this Agreement.

10.8    Survival of Certain Obligations. The following provisions will survive expiration or termination of this Agreement in its entirety for the applicable period if so specified therein: Sections 2.2.2, 2.2.3, 3.3, 10.5, 10.6, 10.7, 10.8, 10.9.2, 11.4, and Articles 7, 9, 12, 14, 15 and 17–28.

10.9    Bankruptcy.

10.9.1    Termination. Either Party may terminate this Agreement if, at any time, (a) the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition for liquidating bankruptcy or (b) such other Party shall propose or be a Party to any dissolution or liquidation that is not dismissed within [***] after the filing thereof.

10.9.2    Rights. All rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party hereunder under the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced, subject, however, to payment of the fees, milestone payments and royalties set forth in this Agreement through the effective date of any termination hereunder. If not already in the non-debtor Party’s possession, such intellectual property and such embodiments thereof shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-debtor Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-debtor Party. The Parties acknowledge and agree that payments made under Sections 6.2.1, 6.2.2 and 6.2.3 shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.

11.    Representations, Warranties and Covenants.

11.1    Mutual Representations, Warranties and Covenants Each Party represents and warrants to the other Party that, [***]:

11.1.1    This Agreement has been duly executed and delivered by each Party and constitutes the valid and binding obligation of each Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of each Party, its officers and directors.

11.1.2    The execution, delivery and performance of this Agreement by each Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.2    Additional Representations and Warranties of Pfenex Pfenex represents and warrants that, [***]:

11.2.1     (i) it has the right to grant the licenses granted herein, it has validly granted such licenses and it has no knowledge of any rights of any Third Party that would be infringed by the practice of the Pfenex Technology in connection with activities to be conducted or the licenses to be granted hereunder; (ii) there are no claims, judgments or settlements against Pfenex pending or to its knowledge, threatened, seeking to invalidate the Pfenex Patents; (iii) all employees of Pfenex who may conduct the research have a written obligation to assign all intellectual property developed during the course of their employment to Pfenex; and (iv) the activities to be conducted and the licenses to be granted under this Agreement do not constitute or involve the misappropriation of trade secrets or other rights or property of any Person other than the Parties;

11.2.2    none of Pfenex or any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed, or otherwise encumbered its right, title, or interest in or to the Pfenex Technology (including by granting any covenant not to sue with respect thereto), or any Patent or other intellectual property or proprietary right that would be Pfenex Technology but for such assignment, transfer, license, conveyance, or encumbrance, except in each case where such assignment, transfer, license, conveyance, or encumbrance is (a) terminated and no longer in force or effect or (b) not inconsistent with the rights and licenses proposed to be granted to Arcellx under this Agreement;

11.2.3    to the actual knowledge of Pfenex after due inquiry, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Pfenex Technology;

11.2.4    to the actual knowledge of Pfenex after due inquiry, the use of the Pfenex System, including the applicable Manufacturing Strain, to Express each Named sparX Protein, does not infringe and is not covered or claimed by the intellectual property rights or property of any Person other than the intellectual property rights licensed by Pfenex under Sections 4.1 or 5.2; and

11.2.5    neither Arcellx nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the Federal Food, Drug, and Cosmetics Act, or is the subject of a conviction described in such section.

11.3    Additional Covenants of Pfenex Pfenex covenants that:

11.3.1    none of Pfenex or any of its Affiliates shall enter into any agreement, whether written or oral, with respect to, or otherwise assign, transfer, license, convey, or otherwise encumber its right, title, or interest in or to the Pfenex Technology, or any Patent or other intellectual property or proprietary right that would be Pfenex Technology but for such assignment, transfer, license, conveyance, or encumbrance, in each case where such assignment, transfer, license, conveyance, or encumbrance is inconsistent with the rights and licenses proposed to be granted to Arcellx under this Agreement;

11.3.2    none of Pfenex or any of its Affiliates shall use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetics Act, or who is the subject of a conviction described in such section. Pfenex agrees to inform Arcellx in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the Federal Food, Drug, and Cosmetics Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or is threatened, relating to the debarment or conviction of Pfenex or any Person performing such services activities; and

11.3.3    not to knowingly take, or knowingly allow any Person to take, any action in the course of performance of the Development Program that will cause the use of the Pfenex System, including the applicable Manufacturing Strain, to Express each Named sparX Protein, to infringe, be covered or claimed by the intellectual property rights of any Person other than the intellectual property rights licensed by Pfenex under Sections 4.1 or 5.2.

11.4    DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PFENEX PATENTS AND PFENEX KNOW-HOW LICENSED HEREUNDER ARE PROVIDED AND LICENSED TO ARCELLX “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY OF THE PATENTS, KNOW-HOW, INVENTIONS, OR RESULTS OBTAINED, OR PRODUCTS DEVELOPED, CREATED OR PRODUCED IN WHOLE OR PART THROUGH APPLICATION OF THE PATENTS OR KNOW-HOW OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OR VALIDITY OF INTELLECTUAL PROPERTY RIGHTS.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES AND DISCLAIMS ANY WARRANTY AS TO THE COMMERCIAL SUCCESS OF ANY PRODUCT OR THE ACHIEVEMENT OF DESIRED GOALS THROUGH USE OF THE PATENTS OR KNOW-HOW LICENSED HEREUNDER. FOR CLARITY, THE FOREGOING DOES NOT LIMIT PFENEX’S OBLIGATIONS UNDER SECTION 2.2.1 OR SECTION 12.3.

12.    Indemnity.

12.1    General. Each Party will defend, indemnify and hold harmless the other Party and its Affiliates and their officers, directors, employees and agents and their respective successors and assigns (individually and collectively, a “Pfenex Indemnitee” when the other Party is Pfenex and individually and collectively a “Arcellx Indemnitee” when the other Party is Arcellx) from and against liabilities, losses, damages, and expenses, including reasonable attorneys’ fees and costs incurred by a Pfenex Indemnitee or Arcellx Indemnitee, as applicable (collectively, the “Liabilities”) resulting from all claims made by a Third Party, including suits, actions, terminations or demands (collectively, the “Claims”) that are incurred, relate to or arise out of (a) the inaccuracy of any representation or warranty made by such Party in this Agreement, or (b) the negligence, gross negligence, recklessness, unlawful acts or willful misconduct of the indemnifying Party in connection with the performance of its obligations hereunder.

12.2    By Arcellx. Arcellx will defend, indemnify and hold harmless Pfenex Indemnitees from and against all Liabilities resulting from all Claims relating to or arising out of (a) the development or commercialization of Protein Products by or on behalf of Arcellx, (b) a material breach of this Agreement by Arcellx, or (c) the negligence, recklessness or willful misconduct of any Arcellx Indemnitee; except in each case ((a) - (c)) for those Liabilities for which Pfenex must indemnify Arcellx under Section 12.1 or Section 12.3, as to which Liabilities each Party shall indemnify the other to the extent of their respective liability for the Liabilities.

12.3    By Pfenex. Pfenex will defend, indemnify and hold harmless Arcellx Indemnitees from and against all Liabilities resulting from all Claims relating to or arising out of (a) a material breach of this Agreement made by Pfenex, (b) the negligence, recklessness or willful misconduct of any Pfenex Indemnitee, except in each case ((a) and (b)) for those Liabilities for which Arcellx must indemnify Pfenex under Section 12.1, Section 12.2(b) or Section 12.2(c), as to which Liabilities each Party shall indemnify the other to the extent of their respective liability for the Liabilities. For clarity, Pfenex’s breach of Section 11.2 shall be deemed a material breach of this Agreement.

12.4    Procedure. All indemnification claims in respect of an Pfenex Indemnitee or Arcellx Indemnitee shall be made solely by Pfenex or Arcellx, respectively (the “Indemnitee”) by promptly providing notice to the other Party (the “Indemnitor”) of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, which notice will include a reasonable identification of the alleged facts giving rise to such Liability. The Indemnitee will reasonably cooperate with all reasonable requests of the Indemnitor with respect thereto. The Indemnitor will assume the defense thereof, at the sole cost of the Indemnitor, with counsel selected by the Indemnitor. However, notwithstanding the foregoing, the Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. Any settlement of a Liability for which any Indemnitee seeks to be indemnified, defended or held harmless under this Article 12 that could adversely affect the Indemnitee will be subject to prior consent of such Indemnitee, provided that such consent will not be unreasonably withheld. The Indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnitor, which will not be unreasonably withheld.

13.    Assignment. This Agreement, and any rights or obligations hereunder, will not be assigned by either Party without the written consent of the other Party, except that either Party may otherwise assign its respective rights and transfer its respective duties to any [***]. Without limiting the foregoing, if any permitted assignment of this Agreement by a Party would in and of itself (but without regard to any assignment by the other Party) result in withholding or other similar taxes becoming due on payments hereunder to the other Party, the assigning Party shall be responsible for all such taxes and the amount of such taxes shall not be withheld or otherwise deducted from the amounts payable to such other Party. If, in such event, such other Party actually reduces the amount of income tax paid by such Party as a result of using a credit for the amount of such withholding or similar taxes paid by the assigning Party, then such other Party shall promptly refund to the assigning Party the amount of such reduction in income tax resulting from the use of such credit.

14.    Insurance. Each Party shall at all times maintain insurance policies in such amounts and with such scope of coverage as are normal and customary in the pharmaceutical industry for a Person of comparable size and engaged in activities comparable to the activities in which such Party engages hereunder. If requested by the other Party, the insured Party shall furnish a certificate of insurance or other reasonable proof of coverage (which may be a certificate or other evidence issued by a Party under a program of self-insurance) evidencing the requisite coverage required under this Article 14 during the Term. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for a period of five (5) years.

15.    Dispute Resolution.

15.1    Initial Escalation. Except as otherwise provided herein, any disputes arising out of or in connection with this Agreement (and including the applicability of this Article 15 to any such dispute) (each a “Dispute”) shall be first submitted by either Party, by written notice to the other Party referencing this Section 15.1 and specifying the particular Dispute, to a Senior Officer of each of Pfenex and Arcellx for attempted resolution by good faith negotiations within [***] of such notice in the case of a Dispute relating to a Disputed Portion and within [***] of such notice for all other Disputes. In such event, each Party shall cause its Senior Officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute.

15.2    Dispute Resolution.

15.2.1    Arbitration. Except with respect to a dispute within the JDC, which shall be resolved in accordance with Section 2.5, if the Parties are unable to resolve a Dispute under Section 15.1, [***]. The determination resulting from such alternative dispute resolution shall be final, binding and non-appealable for purposes of this Agreement. Nothing in Section 15.1 or this Section 15.2.1 shall limit any Party’s right to seek and obtain in any such alternative dispute resolutions any equitable relief to which such Party is entitled hereunder.

15.2.2    Patent Disputes. Any Dispute relating to the ownership, scope, validity, enforceability or infringement of any Patent shall be submitted to the governmental authority of competent jurisdiction in the country where such Patent exists.

15.3    Provisional Relief. For the avoidance of doubt, the dispute resolution procedures set forth under this Article 15 will not limit a Party from seeking or a court from granting a temporary restraining order or a preliminary injunction or other provisional relief with respect to any Dispute in order to preserve the status quo of the Parties pending resolution of such Dispute.

16.    Force Majeure / Delays.

16.1    In the event either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, restrictive government or judicial orders, or decrees riots, insurrection, war, Acts of God, inclement weather or other similar reason or a cause beyond such Party’s reasonable control (a “Force Majeure”), then performance of such act shall be excused for the period of such delay; provided that the non-performing Party shall exert all reasonable efforts to eliminate, cure or overcome any such event of Force Majeure and to resume performance of its obligations under this Agreement promptly. Notice of the start and stop of any such force majeure shall be provided to the other Party. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party.

16.2    To the extent either Party is delayed because of a Force Majeure, any timeline or milestone obligations of said Party shall be extended for a period of time equal to the number of days of the delay reasonably caused by the Force Majeure.

16.3    In the event a Party is delayed because of a Force Majeure for more than ninety (90) days, either Party shall have the right to require the Parties negotiate in good faith either (a) a resolution of the event of Force Majeure, if possible or (b) an extension by mutual agreement of the time period to resolve, eliminate, cure or overcome such event of Force Majeure.

17.    Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement, nor the performance of any obligations under this Agreement, shall create an association, partnership, joint venture or relationship of principal and agent, master and servant, or employer and employee between the Parties. Neither Party has or shall have any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or such other Party’s Affiliates, nor shall it represent to any Person that it has any such right or authority.

18.    Notices. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by email (receipt verified) or by overnight courier service (signature required) to the Party to which it is directed at its address or such other address as such Party will have last given by notice to the other Party.

If to Pfenex:	Pfenex Inc.
10790 Roselle Street
San Diego, CA 92121
[***]

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
[***]

If to Arcellx:	Arcellx, Inc.
20271 Goldenrod Lane, Suite 2099
Germantown, MD 20876
[***]

19.    Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of [***], United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship and ownership of Patents under this Agreement shall be determined in accordance with Section 7.1 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

20.    Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, or clearly in conflict with any public policy, the validity of the other provisions of this Agreement and of the entire Agreement shall not be affected thereby and the affected vision of this Agreement affected only to the extent necessary to bring it within the Applicable Law.

21.    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

22.    Equitable Relief. Each Party acknowledges and agrees that the restrictions and obligations set forth in Section 5.3 and Articles 7 and 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Article shall result in irreparable injury to such other Party for which there shall be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach (subject at all times to the damages limitation set forth in Article 24), which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 22 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

23.    Changes and Modification. No changes, modifications, release or discharge of this Agreement shall be deemed effective or binding on the Parties unless in writing and executed by the Parties hereto.

24.    LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, [***], NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT (WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY) FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; [***].

25.    No Benefit to Third Parties. Except as provided for in Article 12, nothing in this Agreement shall be construed as giving any Person, other than the Parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

26.    Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule,” “Exhibit,” “Appendix” or “clause” refer to the specified Article, Section, Schedule, Exhibit, Appendix or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; (g) the term “will” means “shall” and (h) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions and headers of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

27.    Counterparts. This Agreement may be executed in counterparts, each of which is an original, but all of which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

28.    Entire Agreement. This Agreement, together with the Collaboration Memorandum and the Exhibits attached hereto, constitutes the entire understanding of the Parties with respect to the subject matter hereof. All prior express or implied agreements, understandings, promises and representations, either oral or written, including the Prior Confidentiality Agreement and the Material Transfer and Feasibility Agreement, with regard to the subject matter hereunder are superseded by the terms of this Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Material Transfer and Feasibility Agreement or the Prior Confidentiality Agreement.

29.    Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Pfenex Inc.		Arcellx, Inc.

By:	/s/ Eef Schimmelpennink	By:	/s/ Han Lee

Name:	E. Schimmelpennink	Name:	Han Lee

Title:	CEO	Title:	CBO/Head of Finance

		By:	/s/ David Hilbert

		Name:	David Hilbert

		Title:	CEO and President

Signature Page of the Development, Evaluation and License Agreement

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Pfenex Inc.

10790 Roselle Street

San Diego, CA 92121

December 24, 2018

Arcellx, Inc.

20271 Goldenrod Lane, Suite 2099

Germantown, MD 20876

Re:    Collaboration Memorandum under the Development Agreement

Dear Han:

Reference is made to that certain Development, Evaluation and License Agreement (the “Development Agreement”) dated as of the date hereof between Pfenex Inc. (“Pfenex”) and Arcellx, Inc. (“Arcellx”). Capitalized terms not defined herein shall have the meaning set forth in the Development Agreement.

This letter is the Collaboration Memorandum identified in the Development Agreement and sets forth (a) in Exhibit A attached hereto the Development Plans for each Named sparX Protein as of the Effective Date and the Development Fees for such Development Plans and (b) in Exhibit B attached hereto certain financial terms pertaining to the Annual Maintenance Fees, Milestone Payments and royalties.

Pfenex and Arcellx acknowledge and agree that this Collaboration Memorandum may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument and subject to the terms and conditions of the Development Agreement.

[Remainder of page intentionally left blank]

Please confirm Arcellx’s acceptance of, and agreement with, the terms and conditions set out above and attached by signing this letter and returning an executed copy of this letter to Pfenex. Once signed by both Parties, this letter shall be governed by and incorporated into the Development Agreement.

Sincerely,

Pfenex Inc.

By: /s/ Eef Schimmelpennink

Name: E. Schimmelpennink

Title: CEO

ACKNOWLEDGED AND AGREED

Arcellx, Inc.

By:/s/ Han Lee

Name: Han Lee

Title: CBO/Head of Finance

By: /s/ David Hilbert

Name: David Hilbert

Title: CEO and President

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APPENDIX 1

TABLE OF CONTENTS

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APPENDIX 2

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EXHIBIT B

FINANCIAL TERMS

1.	Annual Maintenance Fee: Arcellx shall pay Pfenex the following Annual Maintenance Fee in accordance with Section 6.2.1 of the Development Agreement for the applicable Licensed sparX Protein:

•	[***]

2.	Milestone Payments: Arcellx shall pay Pfenex each of the following “Milestone Payments” in accordance with Section 6.2.2 of the Development Agreement:

•	[***]

“BLA Approval” means the approval by the FDA of a Biologics License Application as more fully defined in 21 C.F.R. Part 600 (including a New Drug Application defined in 21 C.F.R. Part 300 filed with the FDA), or the European Medicines Agency pursuant to the centralized approval procedure or by the applicable regulatory authority of a country in Europe with respect to the mutual recognition or any other national approval procedure for a biologic product (or combination product incorporating a biologic product).

“Registrational Trial” means any human clinical trial with respect to a biologic product (or combination product incorporating a biologic product), which is prospectively designed with a sufficient number of patients to demonstrate statistically whether such product is effective and safe for use in a particular indication or otherwise evaluate the efficacy and safety and the overall benefit-risk relationship of such product, in either case in a manner sufficient to support BLA Approval, including as required under 21 C.F.R. § 312.21(c); and any such trial shall be deemed “initiated” upon the dosing of the first subject in such trial.

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3.

Royalties: During the applicable Royalty Term for a Licensed sparX Protein, Arcellx shall pay Pfenex [***] of annual Net Sales of Protein Products containing such Licensed sparX Protein in accordance with Section 6.2.3 of the Development Agreement.

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